EXHIBIT 99.1

Heat Biologics Regains Compliance with Nasdaq Minimum Bid Price Rule

Durham, NC – July 27, 2020 – Heat Biologics, Inc. (“Heat”) (NASDAQ: HTBX), a clinical-stage biopharmaceutical company focused on developing first-in-class therapies to modulate the immune system, including multiple oncology product candidates and a novel COVID-19 vaccine product candidate, today announced that on July 24, 2020, the Company received a letter from the Listing Qualifications Department of The Nasdaq Stock Market, Inc. ("Nasdaq"), confirming that the Company has regained compliance with the $1.00 per share minimum closing bid price requirement for continued listing on the Nasdaq Stock Market, pursuant to the Nasdaq marketplace rules.  Nasdaq indicated in its letter that since the Company has regained compliance with Listing Rule 5550(a)(2), or the Minimum Bid Price Rule, this matter is now closed.

About Heat Biologics, Inc.

Heat Biologics is a biopharmaceutical company focused on developing first-in-class therapies to modulate the immune system. The company’s gp96 platform is designed to activate immune responses against cancer or pathogenic antigens. Multiple product candidates in development leveraging the gp96 platform, including HS-110 which has completed enrollment in its Phase 2 trial, HS-130 in Phase 1, and a COVID-19 vaccine program in preclinical development. In addition, Heat is also developing a pipeline of proprietary immunomodulatory antibodies, including PTX-35 which is enrolling in a Phase 1 trial. For more information, please visit: www.heatbio.com.

Media and Investor Relations Contact

David Waldman
+1 919 289 4017
investorrelations@heatbio.com